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			      ACCOUNTANTS' CONSENT

The Board of Directors
Xerox Corporation:

We consent to incorporation by reference in the Registration Statements (No. 2-86274 and No. 333-22059) on Form S-8 of Xerox Corporation of our report dated April 30, 1997, relating to the statements of net assets available for plan benefits of the Xerox Corporation Profit Sharing and Savings Plan as of November 30, 1996 and 1995, and the related statements of changes in net assets available for plan benefits for the years then ended and related schedule, which report appears in the November 30, 1996 Annual Report on Form 11-K of the Xerox Corporation Profit Sharing and Savings Plan.

KPMG PEAT MARWICK LLP

Rochester, New York
May 27, 1997